EXHIBIT 5.1

Pillsbury Winthrop Shaw Pittman LLP

101 West Broadway

San Diego, CA 92101-4700

September 1, 2005

MediciNova, Inc.

4350 La Jolla Village Drive, Suite 950

San Diego, California 92122

    Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for MediciNova, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale of up to an aggregate of 67,282,856 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, pursuant to the Company’s Registration Statement on Form S-1 (such Registration Statement, as amended, is herein referred to as the “Registration Statement”). In this regard, we have participated in the preparation of the Registration Statement. We are of the opinion that the shares of Common Stock have been validly issued, and, to our knowledge, are fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP